Exhibit 99.1

FOR IMMEDIATE RELEASE

Third Coast Bancshares, Inc. Announces Closing of

IPO Over-Allotment Option, Resulting in Gross Proceeds of $100.6 Million

HUMBLE, Texas (November 17, 2021) – Third Coast Bancshares, Inc. (NASDAQ: TCBX) (“Third Coast”), the bank holding company for Third Coast Bank, SSB, today announced the closing of the sale of 525,000 shares of its common stock pursuant to the full exercise of the over-allotment option granted to the underwriters in connection with its previously announced initial public offering. Together with the 3,500,000 shares issued on November 12, 2021, Third Coast has issued a total of 4,025,000 shares of common stock in connection with its initial public offering, at a price to the public of $25.00 per share, for total gross proceeds of $100,625,000 before deducting underwriting discounts and commissions and other offering expenses.

Stephens Inc., Piper Sandler & Co. and Deutsche Bank Securities acted as joint book-running managers for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 8, 2021. The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from Stephens Inc., P.O. Box 3507, Little Rock, Arkansas 72203, or by calling (800) 643-9691 or by emailing prospectus@stephens.com, Piper Sandler & Co., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, or by calling (800) 747-3924 or by emailing prospectus@psc.com, or Deutsche Bank Securities Inc., Prospectus Group, 1 Columbus Circle, New York, New York 10019, or by calling (800) 503-4611 or by emailing prospectus.CPDG@db.com. Copies of the registration statement relating to these securities and the prospectus may also be obtained free of charge from the website of the SEC at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Third Coast Bancshares, Inc.

Third Coast Bancshares, Inc. is a commercially focused, Texas-based bank holding company operating primarily in the Greater Houston, Dallas-Fort Worth, and Austin-San Antonio markets through its wholly owned subsidiary, Third Coast Bank, SSB. Founded in 2008 in Humble, Texas, Third Coast Bank, SSB conducts banking operations through 12 branches and one loan production office encompassing the four largest metropolitan areas in Texas.

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Media Contacts:

Bart Caraway

Chairman, Chief Executive Officer and President

(281) 570-1800

John McWhorter

Chief Financial Officer

(713) 485-8318